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                                                                  EXHIBIT 10(a)

Mr. Harry Carlson
Vice-Chairman
The Lincoln Electric Company
22801 St. Clair Avenue
Cleveland, Ohio 44117
                                                                   June 30, 1995

  Re:  DEFERRED COMPENSATION AGREEMENT

Dear Harry:

  In conjunction with your retirement, the Compensation Committee of the Board of Directors has authorized me to enter into this letter agreement.

  The Company will pay you a total deferred compensation amount of $795,000. 25% of the total deferred compensation amount equal to $198,750 shall be treated as compensation deferred under The Lincoln Electric Company Deferred Compensation Plan and prior to your retirement, credited to your account under the Plan following your existing 1995 Participation Agreement. The balance of the total deferred compensation amount equal to $596,250 shall be paid to you in three equal amounts of $198,750 each on the first business day of January in 1996, 1997 and 1998. These payments are for services to the Company through the date of this letter agreement and are intended to qualify as deferred compensation under Section 3121(v) of the Internal Revenue Code, but shall not be treated as "compensation" for purposes of computing your benefit under the Company's Supplemental Executive Retirement Plan.

  This letter agreement is binding on the Company and its successors and assigns. It shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

  Please indicate your acceptance of the foregoing items by signing and returning the enclosed copy of this letter agreement. Thank you for your service to the Company.

                                             Sincerely,



                                             Donald F. Hastings
                                             Chairman and Chief
                                             Executive Officer

The foregoing is acknowledged and
agreed to as of the ___ day of
June, 1995.

______________________________________________________
Harry Carlson